CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the incorporation by reference in the April 29, 2019 filing of Manulife Financial Corporation and John Hancock Life Insurance Company (U.S.A.) Post-Effective Amendment No. 10 to the Registration Statement (Form N-4 No. 333-164138) and related Prospectus of John Hancock Life Insurance Company (U.S.A.) Separate Account T, of our reports dated (a) February 13, 2019, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2018 and 2017, and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2018; and (b) February 7, 2018, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2017 and 2016, and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2017, included in its 2018 and 2017 Annual Reports (Form 40-F), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

April 23, 2019